Exhibit 99.1

           Terry L. Hall Is Elected Chairman of the Board of GenCorp

    SACRAMENTO, Calif., Nov. 19 /PRNewswire-FirstCall/ -- GenCorp Inc.
(NYSE: GY) announced today that its Board of Directors unanimously elected Terry L. Hall as chairman, effective December 1, 2003. He will also remain president and chief executive officer, positions he has held since July 1, 2002. Mr. Hall will be replacing current chairman, Bob Wolfe, who had previously announced his intention to retire at the end of this year. Although he will no longer be chairman, Mr. Wolfe will remain a director of the Company and a member of the Finance Committee until the next annual shareholders meeting.

    Mr. Hall joined GenCorp as chief financial officer in May 1999. In September 2001, he was promoted to chief operating officer with corporate responsibility for all GenCorp's business units, including Aerojet, Aerojet Fine Chemicals, GDX Automotive and GenCorp Real Estate. In July 2002, Mr. Hall was named president and chief executive officer. Prior to GenCorp, Mr. Hall was with U.S. Airways where he was senior vice president, finance and chief financial officer. He also served as vice president, finance and chief financial officer at Apogee Enterprises, Inc., and as vice president and chief financial officer of Tyco International. He also held the position of vice president and treasurer for United Airlines, and vice president, general manager, and chief operating officer at Northwest Aircraft, Inc.

    "Terry has the full support of the Board," said Mr. Wolfe. "As the architect and driver of our successful long-term strategic initiatives, he is the right choice to lead the Company, and with his diverse financial and operational experience he is the right choice to chair this Board, especially in this time of increased scrutiny and corporate accountability."

    In accepting the position, Mr. Hall acknowledged and thanked Bob Wolfe for his contributions to Aerojet and GenCorp. "During his six years with the Company, Bob's leadership has been significant. His vision, commitment to operational excellence and focus on market leadership has positioned GenCorp for continued growth and success," said Mr. Hall.

    Mr. Wolfe joined the Company in 1997 as vice president and president of Aerojet. In 1999, he became chairman, president and chief executive officer. Prior to joining GenCorp, Mr. Wolfe held several senior management positions with the Pratt and Whitney Group of United Technologies including executive vice president and president of the Large Commercial Engines business.

    GenCorp is a multi-national, technology-based manufacturer with operations in the automotive, aerospace, defense and pharmaceutical fine chemicals industries. Additional information about GenCorp can be obtained by visiting the Company's web site at www.GenCorp.com.



SOURCE  GenCorp Inc.
    -0-                             11/19/2003
    /CONTACT: investors, Yasmin Seyal, senior vice president and chief financial officer, +1-916-351-8585, or press, Linda Beech Cutler, vice president, corporate communications, +1-916-351-8650, both of GenCorp Inc./
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    /Web site:  http://www.gencorp.com /
    (GY)

CO:  GenCorp Inc.
ST:  California
IN:  CPR AUT ARO MTC HEA CHM
SU:  PER